                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE               Contact: Stacey Jurchison or Angela Rubin
                                             Corporate Communications
                                             Guilford Pharmaceuticals Inc.
                                             (410) 631-6300



                         GUILFORD ANNOUNCES $45 MILLION


                        PRIVATE PLACEMENT OF COMMON STOCK

Baltimore, MD, September 13, 1999 -- Guilford Pharmaceuticals Inc. (NASDAQ:
GLFD) today announced that it has entered into definitive agreements for the sale of an aggregate of 3,360,000 newly issued shares of Guilford Common Stock to selected institutional and other accredited investors. The purchase price per share is $13.50. The Company intends to file with the SEC a resale registration statement relating to the privately placed shares, and closing of the financing will occur immediately prior to effectiveness of the registration statement. Prudential Vector Healthcare Group, a unit of Prudential Securities Incorporated, served as placement agent for the private financing.

"Our intention is to use the net proceeds from this financing to enhance our pharmaceutical and chemical development capacity, to possibly secure additional product candidates through in-licensing agreements, and to advance the development of our drug delivery and pharmaceutical product candidates, in addition to other general corporate purposes" said Dr. Craig R. Smith, President & Chief Executive Officer of Guilford.

Guilford Pharmaceuticals Inc. is a biopharmaceutical company engaged in the development of polymer-based therapeutics for cancer, and novel products for the diagnosis and treatment of neurological diseases, including Parkinson's disease, Alzheimer's disease, stroke, severe head trauma, spinal cord injuries, multiple sclerosis and peripheral neuropathies.

Any offering of Guilford securities under the resale registration statement will be made only by means of a prospectus.

                                       ###



                                     - 5 -